Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MetroCorp Bancshares, Inc.:

We consent to the use of our report dated March 19, 2012 with respect to the consolidated balance sheet of MetroCorp Bancshares, Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Houston, Texas April 23, 2012